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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PLEXUS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLEXUS CORP.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
on February 7, 2006
To the Shareholders of Plexus Corp.:
     Plexus Corp. will hold the annual meeting of its shareholders in the Harris Auditorium, located on the Eighth Floor of the Harris Bank Building, at 111 West Monroe Street, Chicago, Illinois, on Tuesday, February 7, 2006 at 8:30 a.m., for the following purposes:
(1)	To elect eight directors to serve until the next annual meeting and until their successors have been duly elected.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors.

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Plexus’ shareholders of record at the close of business on December 16, 2005 will be entitled to vote at the meeting or any adjournment of the meeting.
     We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.
By order of the Board of Directors

Joseph D. Kaufman
Senior Vice President, Secretary and Chief Legal Officer
Neenah, Wisconsin
December 28, 2005
Please indicate your voting directions, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.
     Plexus shareholders who own their shares in “street name” through their brokerage accounts may also communicate their vote to the brokerage firm and its service provider electronically or by telephone. If you wish to do so, you can link to instructions at www.proxyvote.com, or you may also follow any instructions provided by the brokers with their separate voting form.

PROXY STATEMENT
SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
AUDITORS
SHAREHOLDER PROPOSALS AND NOTICES
Exhibit A

PROXY STATEMENT
PLEXUS CORP.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156
* * * * * * *
SOLICITATION AND VOTING
     The board of directors of Plexus Corp. is soliciting proxies for the annual meeting of shareholders at 8:30 a.m. on Tuesday, February 7, 2006 in the Harris Auditorium, located on the Eighth Floor of the Harris Bank Building, at 111 West Monroe Street, Chicago Illinois, and is furnishing this proxy statement in connection with that solicitation. Shares which are represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.
     Shareholders of record at the close of business on December 16, 2005 will be entitled to one vote on each matter presented for each share so held. On that date there were 44,026,482 shares of Plexus common stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A quorum will be present if a majority of the outstanding shares are represented at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.
     Directors are elected by a plurality of the votes cast by the holders of Plexus common stock entitled to vote at the election at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.
     Ratification of PricewaterhouseCoopers LLP as Plexus’ independent accountants will be determined by a majority of the shares voting on that matter, assuming a quorum is present. Therefore, abstentions and broker non-votes will not affect the vote, except insofar as they reduce the number of shares which are voted.
     Shareholders who own shares as part of Plexus’ 401(k) Savings Plan (the “401(k) Savings Plan”) and/or the Plexus 2000 Employee Stock Purchase Plan (the “2000 Purchase Plan”) will receive a separate proxy for voting their shares held in each account. Shares held by the 401(k) Savings Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted by the trustee on a pro rata basis in the same proportions as the designations which are received. Shares held in accounts under the 2000 Purchase Plan will be voted in accordance with management recommendations except for shares for which contrary designations from participants are received.
     Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.
     This proxy material is being mailed to Plexus’ shareholders commencing on or about January 3, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table presents certain information as of December 16, 2005 regarding the beneficial ownership of the Plexus common stock held by each director or nominee for director, each executive officer appearing in the Summary Compensation Table, all directors and executive officers as a group, and each known 5%-or-greater shareholder of Plexus.

	Shares	Percentage
	Beneficially	of Shares
Name	Owned (1)	Outstanding

Ralf R. Böer	16,000	*
Stephen P. Cortinovis	21,000	*
David J. Drury	34,000	*
Dean A. Foate	596,398	1.3%
Peter Kelly	7,100	*
John L. Nussbaum	432,381	*
Thomas J. Prosser	62,111	*
Charles M. Strother	25,000	*

F. Gordon Bitter	102,500	*
Paul L. Ehlers	216,627	*
J. Robert Kronser	179,969	*
Michael T. Verstegen	153,321	*

All executive officers and directors as a group (18 persons)	2,270,877	5.0%

Columbia Wanger Asset Management LP (2)	2,521,300	5.7%
T. Rowe Price Associates, Inc. (3)	2,519,160	5.7%
Dimensional Fund Advisors Inc. (4)	2,218,728	5.0%

*	Less than 1%

(1)	The specified persons have sole voting and sole dispositive powers as to all shares, except as otherwise indicated. The amounts include shares subject to options granted under Plexus’ option plans which are exercisable currently or within 60 days. The options include those held by Mr. Böer (11,000 shares), Mr. Cortinovis (17,000), Mr. Drury (29,000), Mr. Foate (525,000), Mr. Kelly (5,000), Mr. Nussbaum (210,058), Mr. Prosser (32,000), Dr. Strother (20,000), Mr. Bitter (95,000), Mr. Ehlers (172,962), Mr. Kronser (156,000), Mr. Verstegen (140,500), and all officers and directors as a group (1,770,420).

(2)	Columbia Wanger Asset Management, LP (“Columbia Wanger”) filed a report on Schedule 13G dated February 14, 2005 reporting shared voting and dispositive power as to 2,312,500 shares of common stock on December 31, 2004. Columbia Wanger reports these powers as shared with WAM Acquisition GP, Inc. (“WAM”), Columbia Wanger’s general partner. Columbia Wanger subsequently filed a Report on Form 13F for the quarter ended September 30, 2005, in which it reported investment power and sole voting power as to 2,521,300 shares of common stock and sole voting power with respect to 2,303,300 of those shares. The address of Columbia Wanger, an investment advisor and mutual fund management firm, and WAM is 227 West Monroe, Suite 3000, Chicago, Illinois 60606.

(3)	T. Rowe Price Associates, Inc. (“Price”) filed a report on Schedule 13G/A dated February 14, 2005, reporting that it beneficially owned 2,775,760 shares of common stock at December 31, 2004. Price reported that it had sole dispositive power as to all of such shares, and sole voting power as to 785,300 shares. Price subsequently filed a report on Form 13F for the quarter ended September 30, 2005, which indicated that it held sole investment power with respect to 2,519,160 shares and sole voting power with respect to 348,300 shares. The address of Price, an investment advisor, is 100 East Pratt Street, Baltimore, Maryland 21202.

(4)	Dimensional Fund Advisors Inc. (“Dimensional”) filed a report on Form 13F for the quarter ended September 30, 2005 which indicated that Dimensional held investment power with respect to 2,218,728 shares of common stock and sole voting power with respect to 2,160,324 of those shares. The address of Dimensional, an institutional investment manager, is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
     In addition, Kornitzer Capital Management, Inc. (“Kornitzer”) filed a report on Schedule 13G dated February 7, 2005 reporting that it had shared voting and dispositive power as to 2,301,817 shares at December 31, 2004. It subsequently filed a report on Form 13F for the quarter ended September 30, 2005 in which it reported investment power and sole voting power as to 1,620,367 shares, less than 5% of shares outstanding on that date. The address of Kornitzer, an investment advisor, is 5420 West 61st Place, Shawnee Mission, Kansas 66205.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Plexus’ officers and directors, and persons who beneficially own more than 10% of Plexus’ common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These “insiders” are required by SEC regulation to furnish Plexus with copies of all Section 16(a) forms they file.
     All publicly held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, Plexus believes that during fiscal 2005 Plexus’ insiders have complied with all Section 16(a) filing requirements which were applicable to them.

ELECTION OF DIRECTORS
     In accordance with Plexus’ bylaws, the board of directors has determined that there shall be eight directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus’ bylaws authorize up to nine directors. The Plexus board may expand the board up to that number and elect directors to fill empty seats, including those created by an expansion, between shareholders’ meetings.

	Principal Occupation	Director
Name and Age	And Business Experience (1)	Since

Ralf R. Böer, 57	Partner, Chairman and Chief Executive Officer, Foley & Lardner, LLP (law firm)	2004

Stephen P. Cortinovis, 55	Private equity investor in Lasco Foods Company and Engineered Specialty Plastics, Inc.; also, Partner, Bridley Capital Partners Limited (private equity group) since 2001; previously President—Europe of Emerson Electric Co. (2)	2003

David J. Drury, 57	President and Chief Executive Officer of Poblocki Sign Company LLC (exterior and interior sign systems) (3)	1998

Dean A. Foate, 47	President and Chief Executive Officer of Plexus since 2002; previously, Chief Operating Officer from 2001 to 2002, Executive Vice President from 1999 to 2002, and President of Plexus Technology Group, Inc. prior thereto (4)	2000

Peter Kelly, 48	Chief Financial Officer and Executive Vice President, Agere Systems (semi-conductors) since 2005; previously the Executive Vice President of its Global Operations Group	2005

John L. Nussbaum, 63	Chairman of Plexus since 2002; previously, Chief Executive Officer of Plexus from 2001 to 2002 and its President and Chief Operating Officer prior thereto	1980

Thomas J. Prosser, 69	Retired; previously, Chairman of the Board of Menasha Corporation (paper and plastic products)	1987

Charles M. Strother, MD, 65	Physician; Professor-Emeritus at the University of Wisconsin—Madison since 2005; previously Professor at Baylor College of Medicine from 2002 to 2005, and, Professor of Radiology, Neurology and Neurosurgery at the University of Wisconsin—Madison prior thereto	2002

(1)	Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

(2)	Also a director of Instituform Technologies, Inc. (trenchless technology for underground pipes).

(3)	Also a director of Journal Communications, Inc. (media holding company) and a trustee of The Northwestern Mutual Life Insurance Company (insurance and financial products).

(4)	Also a director of REGAL—BELOIT Corporation (electrical motors and mechanical products).
Corporate Governance — Board of Directors and Board Committees
     The board of directors held five meetings during fiscal 2005. As part of these meetings, non-management directors regularly meet without management present. All directors other than Messrs. Foate and Nussbaum are independent under Nasdaq Stock Market rules. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which that director served during the year.

     Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual shareholder meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All then-serving directors who were continuing in office attended the 2005 annual meeting of shareholders.
     The board of directors has three standing committees: Audit, Compensation and Leadership Development, and Nominating and Corporate Governance. The committees on which our directors serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation	Nominating

Ralf R. Böer		X	Chair
Stephen P. Cortinovis	X	X
David J. Drury	Chair		X
Peter Kelly	X
Thomas J. Prosser	X	Chair	X
Charles M. Strother		X	X
Messrs. Foate and Nussbaum are not “independent” directors. Therefore, they are not eligible to serve on these committees.
     Audit Committee Matters
     The Audit Committee met four times in fiscal 2005. Mr. Drury, the Chair of the Audit Committee, also regularly consulted on behalf of the Audit Committee with the independent auditors about Plexus’ periodic public financial disclosures. Mr. Drury is a certified public accountant who practiced from 1971 to 1989 with the firm PricewaterhouseCoopers LLP. As a consequence of factors which include his educational background, his experience with a public accounting firm, and his subsequent experience as a chief financial officer, a chief executive officer and other executive positions, the board of directors has determined that Mr. Drury is an “audit committee financial expert” for purposes of Securities and Exchange Commission rules. Mr. Drury is, along with the other members of the Audit Committee, “independent” of Plexus for purposes of those rules. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership. See also “Report of the Audit Committee.”
     Compensation and Leadership Development Committee Matters
     The Compensation and Leadership Development Committee held four meetings during fiscal 2005. The Compensation and Leadership Development Committee, consisting solely of “independent” directors, considers and makes recommendations to the board of directors with respect to executive officers’ salaries and bonuses, reviews, approves and administers compensation plans, and awards stock options. The Committee is also responsible for reviewing Plexus’ leadership structure and executive succession plan. See also “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”
     Nominating and Corporate Governance Committee and the Nomination Process
     The Nominating and Corporate Governance Committee met three times in fiscal 2005. The Nominating and Corporate Governance Committee reviews Board performance and considers nominees for director positions, determines directors’ compensation, and also evaluates and oversees corporate governance and related issues. All of the members of the Nominating and Corporate Governance Committee are independent directors. The Committee has generally identified nominees based upon suggestions by outside directors, management members and/or shareholders, and has evaluated those persons on its own. Plexus’ corporate board member selection criteria include integrity, high level of education and/or business experience, broad-based business acumen, understanding of Plexus’ business and industry, strategic thinking and willingness to share ideas, and network of contacts. The Committee also considers the diversity of experiences, expertise and backgrounds among board members in identifying areas which could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three other public companies. The

Committee has used these criteria to evaluate potential nominees. The Committee does not evaluate proposed nominees differently depending upon who has proposed the potential nominee.
     The Nominating and Corporate Governance Committee considers proposed nominees to the board submitted to it by shareholders. Evaluation of nominees suggested by shareholders will be made in the same manner as other persons considered for a position on the board. If a qualified candidate expresses a serious interest, and if there is a position available and the candidate’s experience indicates that the candidate may be an appropriate addition to the board, the Committee looks further into the background of the candidate and, if appropriate, meets with the candidate. A decision is then made whether to nominate that person to the Board. Mr. Kelly was elected as a new director effective May 1, 2005; Mr. Kelly filled a vacancy which was created by the expansion of the board by one member, and was selected by the Nominating Committee following the procedures outlined above. Mr. Kelly was identified for consideration by Gibson and Associates, a search firm retained by the Committee to help it identify and evaluate qualified candidates for board membership. That firm has been paid a fee of $60,000 for its services.
     If a shareholder wishes to propose someone as a director for Committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the Committee. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. Plexus has not rejected any candidates put forward by significant shareholders.
     Communications with the Board
     Any communications to the board of directors should be sent to it in care of Plexus’ Corporate Secretary. Any communication sent to the board in care of the Chief Executive Officer, Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process. Any other procedures which may be developed, and any changes in those procedures, will be posted on Plexus’ corporate website.
     Code of Ethics, Committee Charters and Other Corporate Governance Matters
     Plexus regularly reviews and augments its corporate governance practices and procedures. In particular, and as part of its corporate governance practices, Plexus has adopted a code of ethics and charters for its board committees. Plexus will be responding to and complying with related SEC and Nasdaq Stock Market directives as they are finalized, adopted and become effective. Plexus has posted on its website, at www.plexus.com, under the link titled “Investors” then “Corporate Governance,” copies of its Corporate Governance Guidelines, its Code of Conduct and Business Ethics, the charters for its Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees, director selection criteria and other corporate governance documents. If those documents (including the committee charters and the Code of Conduct and Business Ethics) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on Plexus’ corporate website at that address.
Directors’ Compensation
     During fiscal 2005, each Plexus director who was not a full-time Plexus officer or employee (all directors except Mr. Foate) received an annual director’s fee of $25,000 plus meeting fees of $2,000 for each board meeting attended in person ($1,000 if attended other than in person), and an additional $1,000 for each committee meeting attended in person ($500 if other than in person). Each committee chair received an additional $5,000 annually for service as a committee chair, except the chair of the Audit Committee who received $7,500 plus an additional $500 for each conference call held with the independent auditors regarding Plexus’ financial disclosures. That fee structure continues in fiscal 2006, although the annual board retainer was increased to $26,000 and the retainer for the chairman of the Audit Committee increased to $9,000.
     Each director who is not a Plexus officer or employee was entitled in each fiscal year to receive an option for 6,000 shares (as adjusted for stock splits) of common stock, at the market value on the date of grant, under Plexus’ former 1995 Directors’ Stock Option Plan (the “1995 Directors’ Plan”). The 1995 Directors’ Plan was approved by Plexus shareholders but expired on December 31, 2004 except for outstanding options. Options are fully vested upon grant and must be exercised prior to the earlier of ten years after grant or one year after the person ceases to be a director. Under certain circumstances, options may be transferred to family members. In accordance with the 1995 Directors’ Plan, each of the then-serving non-employee directors received a fiscal 2005 option, for 6,000 Plexus shares, on December 1, 2004, at $14.055 per share.
     Directors may participate in the Plexus Corp. 2005 Equity Incentive Plan (the “2005 Equity Plan”), which permits the grant of options, restricted stock and/or restricted stock units. No awards were made to non-employee directors under the 2005 Equity Plan during fiscal 2005. On December 1, 2005, each non-employee director was awarded fiscal 2006 options for 10,000 shares, at $22.04 per share, 5,000 shares of which vested immediately and 5,000 of which will vest on the first anniversary of grant.
     Compensation of Current and Former Executive Officers who Serve on the Board
     See “Executive Compensation” for Mr. Foate’s compensation as an executive officer of Plexus generally, and “Executive Compensation — Special Deferred Compensation Arrangements” for his supplemental retirement arrangements.
     Mr. Nussbaum is a former executive officer of Plexus. He ceased being considered an executive officer or employee of Plexus when he retired as Chief Executive Officer on July 1, 2002. However, as a consequence of his many years of service as an executive officer of Plexus, he continues to be compensated under deferred compensation arrangements which were put in place during his service as an executive officer and as the non-executive Chairman of the Board.
     In 1996, the Compensation and Leadership Development Committee established special retirement arrangements for Mr. Nussbaum, and for two other executive officers and directors who subsequently retired. Those arrangements were to both reward past service and maintain an additional incentive for those officers’ continued performance on behalf of Plexus. The related supplemental retirement agreement for Mr. Nussbaum is designed to provide specified retirement and death benefits to him in addition to those provided under the 401(k) Savings Plan. Plexus’ commitment was funded in fiscal 2002 and prior years. Mr. Nussbaum has received payments under the special retirement arrangements of $257,354 for fiscal 2003, $278,256 for fiscal 2004 and $278,778 for fiscal 2005. Future payments may be adjusted upward.
     The contributions for Mr. Nussbaum’s retirement arrangement are invested in a life insurance policy acquired by Plexus on his life. The supplemental retirement agreement provides for a 15-year annual installment payment stream to Mr. Nussbaum, as described above. Lump sum payments based on policy cash values become due if at any time after a change in control Plexus’ consolidated tangible net worth drops below $35 million, or if the ratio of Plexus’ consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1. To the extent that any of the payments constitute excess parachute payments subjecting the participant to an excise tax, the agreement provides for an additional payment (the “gross-up payment”) to be made by Plexus to Mr. Nussbaum so that after the payment of all taxes imposed on the gross-up payment, he retains an amount of the gross-up payment equal to the excise tax imposed. If Mr. Nussbaum dies prior to receiving all of the 15-year annual installment payments, certain death benefit payments become due.
     Mr. Nussbaum also receives $72,000 per year and health and other welfare benefits, in addition to the above retirement payments and his regular board fees, for his service as Plexus’ non-executive Chairman of the Board. Since his retirement, Mr. Nussbaum has been eligible to receive additional options or stock awards in his capacity as a non-employee director, and has received the same awards as other non-employee directors under the 1995 Directors’ Plan and the 2005 Equity Plan.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information concerning the total compensation of Plexus’ chief executive officer and its four other highest compensated executive officers, for fiscal 2005 and the preceding two fiscal years.

		Annual Compensation (1)			Awards
					Securities
				Other	Underlying	All Other
Name and	Fiscal	Salary	Bonus	Compensa-	Options/	Compensation
Principal Position	Year	($)(2)	($)(3)	tion ($)(4)	SARs #(5)	($)(6)

Dean A. Foate,	2005	$498,078	$266,909	$—	100,000	$18,750
President and Chief	2004	467,309	397,394	—	75,000	18,625
Executive Officer	2003	440,505	—	—	120,000	18,219

F. Gordon Bitter,	2005	$299,039	$95,656	$—	30,000	$19,106
Senior Vice President and	2004	285,578	238,522	118,425	25,000	17,788
Chief Financial Officer	2003	250,038	—	42,273	40,000	13,500

Paul L. Ehlers,	2005	$299,039	$87,026	$—	30,000	$18,692
Senior Vice President and	2004	284,616	190,114	—	25,000	17,678
President, Electronic	2003	238,885	—	—	38,000	18,570
Assembly

J. Robert Kronser,	2005	$246,538	$64,004	$—	15,000	$18,731
Executive Vice President	2004	244,039	163,401	—	15,000	17,953
and Chief Technology and	2003	230,681	—	—	27,000	17,878
Strategy Officer

Michael T. Verstegen,	2005	$229,423	$56,464	—	15,000	$18,899
Vice President and	2004	222,694	149,735	—	15,000	18,789
President, Plexus	2003	196,857	—	—	27,000	18,192
Technology Group

(1)	While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown unless they exceeded, in the aggregate, the lesser of $50,000 or 10% of the individual’s salary and bonus in any years. These perquisites consist of automobile and miscellaneous reimbursements. Executive officers and other key employees are provided company cars; most executive officers may be reimbursed up to $10,000 annually for miscellaneous expenses such as personal financial planning, non-insured medical costs, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice.

(2)	The fiscal 2004 payroll calendar included one more pay period than in fiscal 2005 and 2003. Salary amounts represent the payments actually made during the fiscal years.

(3)	Represents the bonus earned for the indicated fiscal year, although paid in the subsequent fiscal year.

(4)	For fiscal 2003 and 2004, represents moving, temporary living, travel and other relocation-related expenses (including reimbursement for tax effects) paid to or on behalf of Mr. Bitter as part of the arrangements under which he was hired by Plexus. Because of the timing of certain events (such as the sales of the officer’s former residence) and Plexus’ fiscal year end, expenses relating to these matters were incurred over two fiscal years.

(5)	Represents the number of shares for which options were granted in fiscal 2003 and 2004 under Plexus’ superceded 1998 Stock Option Plan (the “1998 Option Plan”) and in 2005 under the 2005 Equity Plan. No SARs or awards of restricted stock have been granted.

(6)	Includes, for fiscal 2005: Plexus’ matching contributions to the accounts of Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen in the 401(k) Savings Plan of $5,250, $5,606, $5,192, $5,231 and $5,399 respectively; and Plexus’ contributions to accounts of each named executive officer under their Executive

Deferred Compensation Plan of $13,500. In addition, additional discretionary payments of $44,250, $12,750, $12,750, $5,456 and $3,790 were subsequently made to the accounts of Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen, respectively, in and for fiscal 2006. See “Special Deferred Compensation Arrangements” below.
Stock Options
Option/SAR Grants in Last Fiscal Year
     The following table sets forth information with respect to options granted to the executive officers named in the Summary Compensation table concerning options granted in fiscal 2005.

	Individual Grants (1)
		% of
	Number of	Total			Potential
	Securities	Options/			Realized Value at
	Underlying	SARs			Assumed Annual
	Options/	Granted To			Rates of Stock Price
	SARs	Employees	Exercise or		Appreciation
	Granted	in Fiscal	Base Price	Expiration	for Option Term (2)
Name	(1)(#)	Year	($/sh)	Date	5%	10%
Dean Foate	100,000	13.8%	$12.94	5/18/15	$813,790	$2,062,303
Gordon Bitter	30,000	4.2%	12.94	5/18/15	244,137	618,691
Paul Ehlers	30,000	4.2%	12.94	5/18/15	244,137	618,691
Robert Kronser	15,000	2.1%	12.94	5/18/15	122,068	309,345
Michael Verstegen	15,000	2.1%	12.94	5/18/15	122,068	309,345

(1)	No SARs or awards of restricted stock have been granted; all grants reflect stock options under the 2005 Equity Plan. The options granted in fiscal 2005 vested immediately. Under certain circumstances, options may be transferred to family members or related trusts.

(2)	Assumes the stated appreciation from the date of grant.
     To avoid recognizing compensation expense under anticipated new accounting rules relating to stock options, in May 2005 the Compensation and Leadership Development Committee accelerated the vesting of all outstanding stock options with exercise prices in excess of $12.20, the then-current market price for Plexus common stock. Plexus has not repriced any stock options during the fiscal years reported herein. Options granted under the 2005 Equity Plan may not be repriced, and it is Plexus’ current intention to not reprice stock options irrespective of whether plan documents would otherwise permit that action.

Aggregated Option/SAR Exercises in
Last Fiscal Year and Fiscal Year End Option/SAR Values
     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options in fiscal 2005 and the number and value of options which were outstanding at October 1, 2005.

			Number of	Value of
			Securities Underlying	Unexercised In-the-
	Shares		Unexercised Options/	Money Options/SARs
	Acquired on	Value	SARs at FY-End (#)(2)	At FY-End ($)(3)
Name	Exercise (#)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable
Dean Foate	—	—	505,000 / 25,000	$1,654,676 / $202,875
Gordon Bitter	—	—	86,666 / 8,334	316,745 / 57,255
Paul Ehlers	—	—	166,962 / 6,000	555,624 / 48,690
Robert Kronser	6,668	$71,922	164,834 / 4,500	730,132 / 36,518
Michael Verstegen	—	—	149,000 / 4,500	783,182 / 36,518

(1)	Represents the differences between the exercise prices and the averages of the high and low sales price on the dates of exercise.

(2)	Represents options granted under the 1998 Option Plan or 2005 Equity Plan. No SARs or awards of restricted stock have been granted.

(3)	Represents the difference between the exercise price and the $17.09 closing price of Plexus common stock reported on the Nasdaq Stock Market on September 30, 2005, the last trading day of the fiscal year.
Change in Control Arrangements
     Plexus has entered into Change in Control Agreements with Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen, and its other executive officers. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced. Their benefits must be commensurate with those of similarly situated executives of the acquiring firm, and their location of employment must not be changed as a result of the change in control.
     In the event that any covered executive officer is terminated other than for cause, death or disability, or an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to approximately three times the executive officer’s base salary plus targeted bonus payments, and to continue certain benefits. The agreements further provide for payment of additional amounts which may be necessary to “gross up” the amounts due such executive officer in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor does it limit the ability of Plexus to terminate these persons for cause.
Special Deferred Compensation Arrangements
     During fiscal 2000, the Compensation and Leadership Development Committee established deferred compensation mechanisms for several executive officers and other key employees; those covered include Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen. As part of those arrangements, the Committee established the Plexus Corp. Executive Deferred Compensation Plan. Under this plan, a covered executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus. The rabbi trust arrangement established under this plan allows investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock.

     Executive officers’ personal voluntary deferrals to the plan for fiscal year 2005 totaled $597,214. In addition, plan provisions allow for discretionary Plexus contributions. A discretionary company contribution of $13,500 was made by Plexus on behalf of each participant in September 2005. After a review of other companies’ practices, the Compensation and Leadership Development Committee determined in fiscal 2006 that it would base Plexus’ discretionary contributions going forward on the greater of (a) 7% of the executive’s total target cash compensation, minus Plexus’ permitted contributions to the officer’s account in the 401(k) Savings Plan, or (b) $13,500. Also, in fiscal 2006, upon approval of the Committee, Plexus has made additional discretionary contributions of $44,250, $12,750, $12,750, $5,456 and $3,790 to the accounts of Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen, respectively. The payments approximate the additional amounts which would have been paid had that policy been in effect in fiscal 2005.
Compensation and Leadership Development Committee
Report on Executive Compensation
     The Compensation and Leadership Development Committee of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes the primary decisions with respect to compensation of the Chairman and the Chief Executive Officer of Plexus. Decisions on compensation for other Plexus officers are recommended by the CEO. Plexus’ other compensation programs, such as the 401(k) Savings Plan, the 1998 Option Plan and the 2005 Incentive Plan, are either originated or approved by the Committee; the Committee grants stock options under the 2005 Incentive Plan.
     The Committee’s policy is to fairly compensate individuals for their contributions to Plexus, but also to provide value to Plexus’ shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. To be effective in attracting and retaining competent individuals, compensation packages must balance both short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Plexus and their personal performance. In addition to Plexus’ financial performance, the Committee considers the conditions of Plexus’ industry and end-markets, the effects of those conditions on Plexus’ sales and profitability and the steps taken to respond to those conditions and to address related challenges. The Committee has from time to time retained outside compensation consultants; the Committee has the sole authority to retain and terminate such outside compensation consultants. The Committee also reviews published compensation survey information.
     In determining CEO compensation, the Committee reviewed numerous factors, although most of these factors are not subject to quantification or specific weighting. The primary factors reviewed, in no particular order, were: the importance of the CEO’s contribution to Plexus’ strategic planning and long-term success; efforts to build management depth and breadth; planning for executive succession; special projects and tasks undertaken by him during the preceding year; acquisition and divestiture-related activities and efforts; and performance of Plexus’ sales, earnings and other financial metrics. In addition, the Committee also reviewed a sampling, which it believed to be representative, of compensation paid by other companies in Plexus’ geographic area, comparable companies in the electronics manufacturing services industry and numerous published surveys. The group of companies reviewed did not coincide with the more extensive list of companies in the Nasdaq electronics components sector used in the following performance graph. The Committee reviewed all components of the CEO’s compensation, including salary, potential bonus compensation, equity awards and deferred compensation.
     In October 2004, the Committee reviewed salaries based upon the factors discussed above. Based upon that review, the Committee determined to increase Mr. Foate’s base salary from $450,000, which had been Mr. Foate’s annual salary since he became CEO in July 2002 (except for a period in which there was a 10% salary reduction in effect for all executive officers) to $500,000, an 11% increase. For fiscal 2006, his compensation has been increased to $530,000, a 6% increase.
     The Committee believes it is in Plexus’ best interest to provide its executive officers with a performance-based incentive beyond that provided by options or restricted stock plans. Such a bonus arrangement can further motivate officers to improve performance. Effective for fiscal 2004, the Committee instituted a performance-driven cash bonus program to further align executive compensation with Plexus’ financial goals. Under the variable incentive compensation plan (“VICP”), bonuses may only be earned by the attainment of certain specified objectives and no bonus will be paid in the event Plexus incurs a net loss, in each case excluding unusual charges. A target bonus is set for each bonus-eligible individual and specific corporate goals developed for revenue growth and return on average capital employed (“ROCE”) as described in the VICP. Personal objectives are also set. The chief executive officer may earn a bonus up to an aggregate of two times his target award. Any actual payment is primarily based on the degree to which Plexus’ net sales and ROCE met or exceeded goals set for the fiscal year. Up to 20% of an individual’s target bonus may be determined by that individual’s attainment of personal objectives. Personal objectives, which may include divisional or location objectives, are established at the beginning of the plan year starting with the executive officers. This process then cascades to all eligible employees to ensure organizational alignment with the overall corporate financial and business goals. These objectives are used as an incentive to accomplish major initiatives and align Plexus’ incentive plan with its pay for performance philosophy.
     The VICP was extended, with new goals set, into fiscal 2005. Going forward, the VICP has been extended to fiscal 2006 and future years, unless terminated by the board. Performance goals will continue to be determined annually.
     In fiscal 2005, the VICP provided Mr. Foate a targeted bonus amount of $400,000, or up to a maximum of $800,000 if all financial and personal goals were met at the highest levels. Based on Plexus’ results, which did not fully meet either target goal but were both above thresholds for bonus payments, and the Committee’s determination as to the substantial achievement of his personal goals, Mr. Foate received an actual bonus of $266,909, or 67% of his target, for fiscal 2005.
     The Committee is also mindful of shareholder returns, both on an absolute basis and in comparison to the performance of the stock market as a whole and of other stocks in Plexus’ industry. The Committee believes that it is useful to provide incentives for performance in ways which increase shareholder value. The Committee believes that the option and restricted stock plans, such as the 1998 Option Plan and the 2005 Equity Plan, provide participants with a long-term incentive to increase the overall value of Plexus by providing them with a stake in the value of its common stock. As a result of the factors discussed above, the Committee granted to Mr. Foate options for 100,000 shares in fiscal 2005 as compared to options for 75,000 shares in fiscal 2004 and for 120,000 shares (in two separate awards) in fiscal 2003. The award levels reflect the Committee’s determination to somewhat increase the reliance upon equity as a component of total compensation in advance of new accounting rules affecting stock options. In May 2005, the Committee determined to accelerate the vesting of outstanding options which were priced above the then-current market price which had been granted to Mr. Foate and other executive officers and employees, and to grant options in that month with immediate vesting; those actions were taken to avoid the expensing of stock options which would otherwise result due to a then-pending change in accounting standards. Going forward, the 2005 Equity Plan continues to give the Committee the ability to include other types of incentives beyond options and to couple awards with performance criteria in addition to time-vested awards, although the Committee has not yet made a determination of what form such awards will be made, particularly in view of the new accounting rules for stock-based compensation.
     The Plexus 2005 Employee Stock Purchase Plan (“2005 Purchase Plan”) would also permit executive officers, as well as most other employees, to purchase shares of Plexus common stock at a price equal to 85% of the lower of the high and low trading price on the day either at the beginning or at the end of the six month purchase period. However, the 2005 Purchase Plan has been suspended due to the anticipated effect of recent changes in accounting rules for such plans. Compensation information does not include the value of any purchases by the individuals who chose to participate in the predecessor 2000 Purchase Plan, since that broad-based plan is open to most employees. The Committee also believes that the 401(k) Savings Plan provides an additional possibility for stock-based incentives. Employees, including the CEO, may choose from a variety of investment funds for their contributions under the 401(k) Savings Plan; the Plexus Stock Fund is one alternative.
     The factors used to determine other executive officers’ compensation are essentially the same as those used for the CEO. As with the CEO, Messrs. Bitter, Ehlers, Kronser and Verstegen, and most other executive officers, were considered for salary increases in October 2004. Similar to the determination for the chief executive officer, the salaries of other executive officers were increased for fiscal 2005; those increases varied from 3.4% to 9.1%. Increases for fiscal 2006 varied from 3.5% to 4.0%.
     For fiscal 2005, other executive officers were eligible to participate in the VICP described above, although the amount of the target bonus and the percentage above the target which could be earned as a maximum varied by individual. Actual bonus amounts earned by participants based on Plexus’ performance financial were determined in the same manner as for Mr. Foate; individual assessments were made by the Committee and Mr. Foate as to the other officers’ attainment of individual goals.
     The Committee also approved stock option awards during fiscal 2005 for the other executive officers of Plexus, which awards varied from 4,500 to 30,000 shares. The Committee’s determinations of option grants varied by individual, depending upon the Committee’s review of competitive compensation information. Plexus has also entered into amended supplemental retirement arrangements with the executive officers, as described above. The Committee bore in mind the costs of these arrangements and the expected benefits under them in making its compensation decisions relating to the affected executive officers.
     The Committee believes that it is not likely that the compensation of any executive officer, including the CEO, will exceed $1 million in fiscal 2006 unless it is the consequence of the exercise of stock options or stock appreciation rights or the grant of restricted stock. It has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code, which limits the deductibility of compensation to certain executive officers of over $1 million in any fiscal year, except with respect to the 1998 Option Plan, the 2005 Equity Plan and the 2005 Purchase Plan. Compensation under these shareholder-approved plans which is performance-based is generally not subject to the $1 million limitation; however, the grant of restricted shares without performance goals would not be considered to be performance-based and therefore would be subject to the limit along with cash salaries and bonuses. As a result of the shareholders’ approval of the 1998 Option Plan, the 2005 Equity Plan and the 2005 Purchase Plan, the Committee believes that most compensation income under these plans (except for awards of restricted stock) would not be subject to the Internal Revenue Code’s deduction limitation. However, if restricted stock awards are made and/or Mr. Foate were to earn his maximum potential VICP bonus, the covered compensation of some individuals could exceed $1 million and, in that case, the excess would not be tax deductible.
Members of the Compensation and Leadership Development Committee:

Thomas J. Prosser, Chair	Ralf R. Böer
Stephen P. Cortinovis	Charles M. Strother
Compensation Committee Interlocks and Insider Participation
     All Compensation and Leadership Development Committee members are independent, outside directors. No Plexus insiders are members of this Committee. None of the directors who are Committee members are employees of Plexus, have ever been employed by Plexus or any of its subsidiaries, or have any other reportable relationships with Plexus.

PERFORMANCE GRAPH
     The following graph compares the cumulative total return on Plexus common stock with the Nasdaq Stock Market Index for U.S. Companies and the Nasdaq Stock Market Index for Electronics Components Companies, both of which include Plexus. The values on the graph show the relative performance of an investment of $100 made on September 30, 2000 in Plexus common stock and in each of the indices.
Comparison of Cumulative Total Return

	2000	2001	2002	2003	2004	2005

Plexus	100	33	13	22	16	24

Nasdaq—US	100	41	32	49	52	59

Nasdaq—Electronics	100	28	19	36	31	34
CERTAIN TRANSACTIONS
     Plexus has a policy that transactions with its executive officers and directors must be on a basis that is fair and reasonable to the company, in accordance with Plexus’ Code of Conduct and Business Ethics and other policies, and be approved by either a disinterested majority of the board of directors or by the Audit Committee. There were no such reportable transactions in fiscal 2005.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, as amended, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee also generally reviews other transactions between the corporation and interested parties which may involve a potential conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are “independent” as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, which was amended and restated in November 2005; a copy of the charter is attached as Exhibit A to this proxy statement.

     In connection with its function to oversee and monitor the financial reporting process of Plexus, the Committee has done the following:
•	reviewed and discussed the audited financial statements for the fiscal year ended October 1, 2005 with Plexus management;

•	discussed with PricewaterhouseCoopers LLP, Plexus’ independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.
     Based on the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended October 1, 2005.

Members of the Audit Committee:	David J. Drury, Chair	Stephen P. Cortinovis
	Peter Kelly	Thomas J. Prosser
AUDITORS
     Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.
Fees and Services
     Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2005 and 2004 were as follows:

	2005	2004

Audit fees:	$1,485,400	$640,131
Audit-related fees:	—	103,696
Tax fees:	117,000	134,547
All other fees:	—	—
The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual audit and quarterly professional reviews; in fiscal 2005, audit fees also included substantial work related to the certification of Plexus’ internal controls as required by the Sarbanes-Oxley Act. Audit-related fees in fiscal 2004 consisted primarily of retirement and benefit plan audits, consultation concerning accounting and financial reporting and review of Plexus’ internal controls. Tax services consisted primarily of compliance and other tax advice regarding special Plexus projects. The Audit Committee considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence.
     The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Committee or, if necessary between Committee meetings, by the Committee chairman on behalf of the Committee. Projects of the types approved for which fees total less than $10,000 in each case may be approved by management, subject to review and approval by the Committee at its next meeting. There were no services in fiscal 2005 or 2004 which were not approved in advance by the Committee under this policy.

SHAREHOLDER PROPOSALS AND NOTICES
     Shareholder proposals must be received by Plexus no later than September 5, 2006 in order to be considered for inclusion in next year’s annual meeting proxy statement. In addition, the Plexus bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The 2007 annual meeting of shareholders is tentatively scheduled for February 14, 2007, and any notice of intent to consider other questions and/or nominees, and related information, must therefore be received by November 26, 2006. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. The persons holding proxies may vote in their discretion on any matter as to which notice is not received by that date.
By order of the Board of Directors

Joseph D. Kaufman
Senior Vice President, Secretary and Chief Legal Officer
Neenah, Wisconsin
December 28, 2005
     A copy (without exhibits) of Plexus’ annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 1, 2005 is included in Plexus’ fiscal 2005 Annual Report to Shareholders, which accompanies this proxy statement. An additional copy will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 16, 2005 on the written request of that person directed to: Dianne Boydstun, Executive Assistant to the Chief Financial Officer, Plexus Corp., 55 Jewelers Park Drive, P.O. Box 156, Neenah, Wisconsin 54957-0156. In addition, copies are available on Plexus’ website at www.plexus.com, following the links at “Investors,” then “SEC Filings,” then “Plexus’ SEC Reports.”
     To save printing and mailing costs, in some cases only one annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or by contacting Ms. Boydstun at (920) 722-3451. You may also contact Ms. Boydstun at that address or telephone number if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

Exhibit A
PLEXUS CORP.
AUDIT COMMITTEE CHARTER
(November 2005)
Composition
The Audit Committee shall have three or more independent directors, at least one of whom shall be qualified and designated as a “financial expert” as defined by Sarbanes-Oxley and shall meet SEC requirements as an “audit committee financial expert”. The Committee members shall meet all other independence and experience requirements of the Securities and Exchange Commission and the NASDAQ Stock Market. The Board of Directors shall appoint one member of the Audit Committee as the Committee Chairman.
Authority
The Audit Committee (or, at a minimum, the Chairman of the Audit Committee) shall review, prior to submission to the SEC or release to the public, the financial statements and earnings releases prepared by management, shall oversee the annual financial audit of the Company, and shall review any other activity of the Company in connection therewith that they deem appropriate. All employees are directed to cooperate as required by members of the Committee. The Committee is solely empowered to appoint, determine funding for, and oversee persons having special competence, such as independent accountants, counsel, auditors or other advisors, if and as necessary to assist the Committee in fulfilling its responsibility. The Committee shall not be required to seek Company approval for such decisions.
Responsibility
The Audit Committee shall be responsible for communicating with the Directors, the independent accountants, and management, regarding their duties as they relate to financial accounting, reporting and controls. The Committee shall assist the Board in fulfilling its fiduciary responsibilities as to Plexus’ accounting policies and reporting practices, and the sufficiency of auditing relating thereto. The Committee is to be the Board’s principal agent in assuring the independence of the independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the opportunity for the independent accountants to meet with the entire Board as needed or desired is not to be restricted.
Meetings
The Audit Committee is to meet at least four times per year, and as many other times as that Committee deems necessary. The Chairman may call a meeting at any time he or she believes it is necessary or appropriate.
Executive sessions should be conducted with outside auditors, CEO, CFO, chief audit executive, general counsel, corporate controller and anyone else desired by the committee.
Attendance
At least a majority of the members of the Audit Committee are to be present at all meetings, either in person or by telephone. As necessary or desirable, the Chairman may request that members of management and/or representatives of the independent accountants be present at meetings.
Minutes
The Committee shall arrange for minutes of each meeting to be prepared and sent to all Committee members. If Plexus’ corporate Secretary has not taken the minutes, they should be sent to him or her for permanent filing with the minute books.

General Duties
     1. Inform management and the independent accountants that the independent accountants and the Committee may communicate with each other at all times.
     2. Review with management, the independent accountants, and internal auditors, Plexus’ general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.
     3. Have familiarity with the accounting and reporting principles and practices that are applied by Plexus in preparing its financial statements, as well as its established standards of corporate conduct and performance, and deviations therefrom.
     4. Establish procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters. Ensure that such complaints are treated confidentially and anonymously. The Committee should ascertain that the appropriate measures are taken to correct such matters, and should inform the Board and the complainant, if feasible, of such corrective actions.
     5. Review internal policies regarding financial risk management and financial risk assessment.
     6. Set clear hiring policies for employees and former employees of the independent accountants consistent with restrictions imposed by Sarbanes-Oxley.
     7. Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee and/or changes to this Charter.
     8. Review the committee’s charter annually, reassess the adequacy of this charter and recommend any proposed changes to the Board of Directors.
     9. Review its effectiveness as a committee.
Reporting Duties
     10. Provide any reports or summaries that may be required for the annual report to shareholders Proxy Statement and/or Form 10-K.
     11. Update the Board of Directors, through minutes and presentations as may be necessary or appropriate, of significant developments in the course of performing the duties set forth herein.
Duties Pertaining to the Independent Accountant
     12. Determine whether or not to retain the current independent accountants, make hiring decisions with respect to new independent accountants, and report to the Board of Directors regarding the basis for such decisions.
     13. Pre-approve all audit and permissible non-audit services. Review the scope and extent of non-audit services that may be provided by the independent accountants in relation to the objectivity needed from the independent accountants in the audit.
     14. Perform an annual review of the scope and general extent of the independent accountants’ audit examination, including their engagement letter.
     15. Review and approve the independent auditors’ fees, and annually have Management summarize such fees for Committee review. The Committee’s review should entail an understanding from the independent accountants of the factors considered in determining the audit scope.

     16. At least annually, obtain and review a report provided by the independent accounting firm describing its internal quality control procedures, any material issues raised by the most recent internal quality control review or governmental/professional investigation of the firm, and detailing all relationships between the independent accounting firm and the Company.
     17. Review with management and the independent accountants, upon completion of their audit, the financial results for the year.
     18. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the financial statements.
     19. Discuss with the independent accountants the quality of Plexus’ financial and accounting personnel, and any relevant recommendations which the independent accountants may have, including those in their “letter of comments and recommendations”.
     20. Review with management, the independent accountants, and internal auditors the scope and quality of internal control over financial reporting, as well as management’s responses with respect to the independent accountants’ comment letter.
     21. Obtain management comments on the responsiveness of the independent accountants to Plexus’ needs.
     22. Review with management the policies and procedures with respect to officers expense accounts and perquisites including their use of corporate assets and consider the results of any review of these areas by internal audit or independent auditors.
Duties Pertaining to Plexus’ Internal Auditors
     23. Review at least annually the internal auditors’ staffing, budget and responsibilities.
     24. Review the audit plans, audit scope, and results of the internal auditors’ work. Assess the performance of the internal auditors in executing these plans and meeting their objectives.
     25. Meet with the independent accountants and internal auditors in separate executive sessions to discuss any matters which the Committee or these groups believe should be discussed privately.
     26. Conduct an appropriate review of related party transactions within Plexus on an ongoing basis and review potential conflict of interest situations or questions where appropriate.
     27. Review with management and Chief Audit Executive: Significant findings on audits during the year and management’s response thereto, any difficulties the internal audit team encountered in the course of their audits, including restrictions on the scope of their work or access to required information, the internal auditing department budget and staffing and the Internal auditing department charter. The Company’s financial statements are the responsibility of Management. The independent auditors are responsible for planning and conducting audits to determine whether the financial statements present fairly in all material respects the financial position, result of operations and cash flows of the Company.

PLEXUS CORP.
PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John L. Nussbaum, Dean A. Foate, and Joseph D. Kaufman, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held in the Harris Auditorium, located on the Eighth Floor of the Harris Bank Building, at 111 West Monroe Street, Chicago, Illinois, on Tuesday, February 7, 2006 at 8:30 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:
(Continued and to be signed on reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
PLEXUS CORP.
February 7, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

(1)	Election of Directors:

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY	☐	FOR ALL EXCEPT
			FOR ALL NOMINEES		(See instructions below)
Nominees: ◦ Ralf R. Böer, ◦ Stephen P. Cortinovis, ◦ David J. Drury, ◦ Dean A. Foate,
◦ Peter Kelly, ◦ John L. Nussbaum, ◦ Thomas J. Prosser, ◦ Charles M. Strother
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
(2)	Ratification of PricewaterhouseCoopers LLP as Independent Auditors:

☐ FOR	☐ AGAINST	☐ ABSTAIN
(3)	In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;
all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted “FOR” each of the nominees for director who are listed in Proposal (1) and “FOR” Proposal (2).

Please check box if you intend to attend the meeting in person	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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Signature of Shareholder	Date	, 2006

Signature of Shareholder	Date	, 2006

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.